EXHIBIT 10.1
INVESTOR RIGHTS AGREEMENT
THIS INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of December 9, 2020 (the “Effective Date”), is by and between ArcelorMittal S.A., an entity formed under the Laws of Luxembourg (on behalf of itself and its controlled Affiliates that hold Shares, together, “Investor”), and Cleveland-Cliffs Inc., an Ohio corporation (the “Company”). Each of Investor and the Company are referred to herein as a “Party” and collectively as the “Parties.” Unless defined elsewhere within this Agreement, capitalized terms are defined in Article I.
1.    Pursuant to the Transaction Agreement, dated as of September 28, 2020 (the “Transaction Agreement”), between Investor and the Company, on the Effective Date, the Company acquired the Business from Investor (the “Transaction”) in exchange for consideration that included (a) 78,186,671 Common Shares (the “Acquired Common Shares”) and (b) 583,273 Preferred Shares (the “Acquired Preferred Shares,” and together with the Acquired Common Shares, the “Shares”).
2.    As a condition to the willingness of the Company and Investor to enter into the Transaction Agreement, the Parties are entering into this Agreement, which sets forth certain terms and conditions regarding, among other things, transfer restrictions, ownership rights, and registration rights to which the Shares and the Parties will be subject.
NOW, THEREFORE, in consideration of the mutual promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Definitions. As used in this Agreement, the following terms will have the following respective meanings:
“Affiliate” means, with respect to any Person, any other Person directly or indirectly through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock or other equity interest or by Contract or otherwise; provided, however, that in no event will the Company, any of its Subsidiaries, or any of the Company’s other controlled Affiliates (in each case after giving effect to the Transaction) be deemed to be Affiliates of Investor or any of Investor’s Affiliates for purposes of this Agreement. Notwithstanding the foregoing or anything in this Agreement to the contrary, the only Family Members who will be considered Affiliates of Investor are the persons listed on Appendix A.
“Authorized Representative” has the meaning ascribed to such term in the Transaction Agreement.
“Beneficial Ownership,” “Beneficially Owned” and “Beneficially Owns” have the meanings specified in Rule 13d-3 promulgated under the Exchange Act, including the provision that any member of a “group” will be deemed to have beneficial ownership of all securities beneficially owned by other members of the group in accordance with the provisions of such Rule, and a Person’s beneficial ownership of securities will be calculated in accordance with the provisions of such Rule; provided, however, that a Person will be deemed to be the beneficial owner of any security which may be acquired by such Person whether within 60 days or thereafter, upon the conversion, exchange or exercise of any rights, options, warrants or similar securities to subscribe for, purchase or otherwise acquire (a) capital stock of any Person or (b) securities directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock of such Person; provided, further, that for purposes of this Agreement, Investor’s Beneficial Ownership of the Acquired Preferred Shares will not, in and of itself, cause Investor to Beneficially Own any notional Common Shares underlying such Preferred Shares.
“Business” has the meaning ascribed to such term in the Transaction Agreement.
“Business Day” has the meaning ascribed to such term in the Transaction Agreement.
“Change of Control” means any of the following events: (a) any Person or group of Persons is or becomes the Beneficial Owner, directly or indirectly, of a majority of the total voting power represented by all then-outstanding Common Shares, (b) the Company consolidates with or merges into another Person, or any Person consolidates with or merges into the Company, other than (i) a merger or consolidation which would result in the Common Shares outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) a majority of the combined voting power of the Common Shares of such surviving entity or any parent thereof outstanding immediately after such merger or consolidation (and the references to the Company in the definition of Common Shares shall be deemed to refer to such surviving entity or the parent thereof) or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person or such Person’s stockholders taken as a whole becomes the Beneficial Owner, directly or indirectly, of a majority of the total voting power of all then-outstanding Common Shares, (c) the Company conveys, transfers or leases all or substantially all of its assets to any Person other than an Affiliate of the Company, (d) individuals who constitute Continuing Directors cease for any reason to constitute at least a majority of the Company Board, or (e) approval by the shareholders of the Company of a plan of liquidation or dissolution of the Company.
“Charter” means the Fourth Amended Articles of Incorporation of the Company as in effect on the Effective Date.
“Code” means the Internal Revenue Code of 1986 and any regulations promulgated by the United States Department of the Treasury thereunder.
“Common Shares” means (a) the common shares of the Company, par value $0.125 per share, (b) any securities of the Company or any successor or assign of the Company into which such common shares are reclassified or reconstituted or into which such common shares are converted or otherwise exchanged in connection with a recapitalization, merger, sale of assets, consolidation, combination or other reorganization involving the Company or (c) any securities received as a dividend or distribution in respect of the securities described in clauses (a) and (b) above.
“Company Board” means the Board of Directors of the Company.
“Company Director” means a member of the Company Board.
“Company Securities” means Equity Securities and Derivative Instruments, collectively.
“Confidential Information” means, with respect to any Person, any information concerning the businesses and affairs of such Person, including any trade secrets or confidential business or technical information of such Person or its products, customers, licensees, suppliers or development or alliance partners or vendors, product development methods and business techniques, work plans, formulas, test results and information, applications, algorithms, technical information, manufacturing information, design information, cost or pricing information, know-how, technology, prototypes, ideas, inventions, improvements, training, sales volume, service and business manuals, unpublished promotional materials, development partnerships and other alliances, customer lists, prospective customer lists and other business information, materials and property; provided, however, that such Confidential Information will not include information that (a) has become publicly known through no wrongful act or breach of any obligation of confidentiality (including Section 7.3 hereto) by any of the Parties or any of their Affiliates or any of the Authorized Representatives, (b) was approved in writing for release by the Party owning such Confidential Information, (c) is or has been independently developed or conceived by Investor or any of its Affiliates without the Company’s Confidential Information, or (d) is or has been made known or disclosed to Investor or any of its Affiliates by a third party or was otherwise in the possession of Investor, provided that such source is not known (and would not reasonably be expected to be known) by the other party to be bound by a confidentiality agreement with, or any other contractual, legal or fiduciary obligation of confidentiality to, the furnishing party or any other party with respect to such information.
“Continuing Directors” means Company Directors on the Effective Date, and each other Company Director, if in each case, such other Company Director’s nomination for election to the Company Board was recommended by, or whose appointment to the Company Board was approved by, at least a majority of the other Continuing Directors; provided, however, that a Person nominated for election to the Company Board or appointed to the Company Board in connection with a merger, consolidation or similar transaction shall not be a Continuing Director unless such Person was a Company Director immediately prior to the execution of the definitive agreement for such merger, consolidation or similar transaction.
“Damages” means any loss, claim, damage, liability, cost (including reasonable cost of preparation and investigation and reasonable attorney’s fees), and judgment, fine, penalty, charge, or settlement cost in respect of any Proceeding, and expense to which a Party or any of its Affiliates or controlling Persons may become subject under the Securities Act, the Exchange Act, or other federal or state Law, insofar as such loss, claim, damage, liability, cost, judgment, fine, penalty, charge, settlement cost or expense (or any Proceeding in respect thereof) arises out of or is based upon (a) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company filed pursuant to the terms of this Agreement, including any preliminary prospectus or prospectus contained therein or any amendments or supplements thereto, or (b) an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (with respect to any preliminary prospectus or prospectus or any amendments or supplements thereto, in the light of the circumstances under which they were made) not misleading.
“Derivative Instruments” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase in value as the value of any Equity Securities increases, including a long convertible security, a long call option and a short put option position, in each case, regardless of whether (a) such interest conveys any voting rights in such security, (b) such interest is required to be, or is capable of being, settled through delivery of such security or cash or (c) other transactions hedge the economic effect of such interest.
“Equity Securities” means (a) Voting Securities, (b) any securities of the Company that are convertible, exchangeable or exercisable (whether presently convertible, exchangeable or exercisable or not) into or for Voting Securities (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)), (c) any options, warrants and rights issued by the Company (whether presently convertible, exchangeable or exercisable or not) to purchase Voting Securities or convertible, exchangeable or exercisable (whether presently convertible, exchangeable or exercisable or not) into Voting Securities (including within the meaning of Treasury Regulation Section 1.382-4(d)(9)), and (d) any other interests that would be treated as “stock” of the Company pursuant to Treasury Regulation Section 1.382-2T(f)(18).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules, regulations, schedules and forms thereunder.

“Family Member” means, with respect to any natural Person, (a) any lineal descendant (by birth or adoption) of such natural Person; (b) any Person currently or previously married to such natural Person or to any other Person described in clause (a); (c) any controlled Affiliate of, or any trust established for the benefit of, such natural Person or any other Person described in clause (a) or (b); and (d) any executor or administrator of the estate of such natural Person or of any other Person described in clause (a) or (b).
“Form S-1” means such form under the Securities Act as in effect on the date hereof or any successor form thereto.
“Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form thereto.
“Governmental Entity” has the meaning ascribed to such term in the Transaction Agreement.
“group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.
“Law” or “Laws” means any provision of any domestic or foreign, national, federal, provincial, territorial, county, regional, municipal, state or local statute, law, constitution, regulation, ordinance, executive order, writ, decree, decision, ruling, administrative order, code or treaty, including common law doctrine or the law of equity or other requirement or rule, in each case, having the force of law of any Governmental Entity.
“Passive Holder” means a Person who (a) is described in Rule 13d-1(b)(1) under the Exchange Act and (b) is eligible to report the holdings of Voting Securities on Schedule 13G.
“Person” has the meaning ascribed to such term in the Transaction Agreement.
“Preferred Shares” means (a) the Serial Preferred Stock, Class B, without par value, of the Company, (b) any securities of the Company or any successor or assign of the Company into which such preferred shares are reclassified or reconstituted or into which such preferred shares are converted or otherwise exchanged in connection with a recapitalization, merger, sale of assets, consolidation, combination or other reorganization involving the Company or (c) any securities received as a dividend or distribution in respect of the securities described in clauses (a) and (b) above.
“Proceeding” has the meaning ascribed to such term in the Transaction Agreement.
“Registrable Securities” means Acquired Common Shares issued by the Company to Investor pursuant to the Transaction Agreement and any Common Shares issued to Investor upon any redemption of Acquired Preferred Shares; provided, that such Acquired Common Shares and any such other Common Shares will cease to be Registrable Securities when (a) such Acquired Common Shares have been sold or otherwise disposed of pursuant to an effective registration statement, or (b) such Acquired Common Shares have been distributed under SEC Rule 144 (or any similar provision then in force).
“Registration” means a registration with the SEC of the Company’s securities for offer and sale to the public under a Registration Statement. The terms “Register” and “Registered” shall have a correlative meaning.
“Regulations” means the Regulations of the Company as in effect on the Effective Date.
“SEC” means the Securities and Exchange Commission.
“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act, as amended, or any successor provision thereto.

“SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act or any other similar rule or regulation of the SEC that may at any time permit Investor to sell securities of the Company to the public on a registered basis.
“Securities Act” means the Securities Act of 1933, as amended, together with the rules, regulations, schedules and forms thereunder.
“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities and the fees and disbursements of counsel to Investor in connection with the registration and sale of Registrable Securities.
“Subsidiary” has the meaning ascribed to such term in the Transaction Agreement.
“Treasury Regulation” means any Treasury regulation, in effect from time to time, promulgated under the Code.
“Underwritten Offering” means a discrete registered offering of Common Shares of the Issuer conducted by one or more underwriters pursuant to the terms of an underwriting agreement.
“Voting Securities” means the Common Shares and any other securities of the Company of any kind or class having power generally to vote at any meeting of shareholders of the Company.
Section 1.2    Rules of Construction. The following provisions will be applied wherever appropriate herein:
(a)“herein,” “hereby,” “hereunder,” “hereof” and other equivalent words will refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used;
(b)all definitions set forth herein will be deemed applicable whether the words defined are used herein in the singular or the plural;
(c)wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;
(d)this Agreement will be deemed to have been drafted by the Parties jointly, and this Agreement will not be construed against any Party as the principal draftsperson hereof;
(e)any reference herein to a particular Section or Article means a Section or Article of this Agreement unless another agreement is specified;
(f)the headings in this Agreement are for convenience of identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;
(g)the words “include,” “includes” and “including” will be deemed to be followed by the phrase “without limitation”;
(h)references to “day” or “days” are to calendar days, unless Business Days are otherwise specified;
(i)references to “the date hereof” will mean as of the date of this Agreement;

(j)the word “or” will not be exclusive;
(k)the word “extent” in the phrase “to the extent” will mean the degree to which a subject or other item extends and will not simply mean “if”;
(l)any reference to any Law means such Law as amended, modified, codified, replaced or re-enacted, in whole or in part, and in effect from time to time, including any successor legislation thereto and any rules and regulations promulgated thereunder, and references to any section or other provision of a Law means that section or provision of such Law in effect from time to time and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision; and
(m)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action will be extended to the next succeeding Business Day.

ARTICLE II
STANDSTILL
Section 2.1    Standstill.
(a)As of the Effective Date, other than the Shares issued pursuant to the Transaction Agreement, Investor represents that neither Investor nor any Affiliate of Investor Beneficially Owns any Company Securities.
(b)For the period beginning on the Effective Date and ending on the five-year anniversary of the Effective Date (the “Standstill Period”), Investor will not, and it will cause its Affiliates and their respective Authorized Representatives (acting as an agent or on behalf of Investor or its Affiliates) not to, unless invited in writing by the Company Board to, propose or publicly announce or otherwise publicly disclose an intent to propose, or enter into or agree to enter into, singly or with any other Person any transaction that constitutes, or would result in, a Change of Control; provided, however, that the foregoing shall not restrict Investor or any of its Affiliates from (1) making any such proposal, announcement or disclosure, or entering into, agreeing to enter into, any such transaction if invited by the Company in writing (including by e-mail), (2) making any disclosure required by applicable Law in respect of actions otherwise permitted by this Agreement, (3) submitting private proposals to the Company or (4) proposing, announcing, disclosing, entering into or agreeing to enter into a Permitted Transaction.
(c)During the Standstill Period, Investor will not, and will cause its Affiliates and their respective Authorized Representatives (acting as an agent or on behalf of Investor or its Affiliates) not to, directly or indirectly, singly or with any other Person, unless invited in writing by the Company Board to take such action:
(i)acquire Beneficial Ownership of any Company Securities; provided, however, that Investor and its Affiliates may acquire Beneficial Ownership of Company Securities to the extent that after giving effect to such acquisition of Company Securities, Investor would not Beneficially Own Common Shares in excess of the Ownership Cap, unless due to accretion in Beneficial Ownership of Common Shares in connection with the redemption of Preferred Shares;
(ii)advise, encourage or persuade, or seek to advise, encourage or persuade, any Person with respect to the voting of (or execution of a proxy or written consent in respect of), acquisition of, or disposition of any Company Securities;

(iii)request or demand a copy of the Company’s list of shareholders or its other books and records, whether under Section 1701.37 of the Ohio Revised Code or equivalent state or federal Laws;
(iv)participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire Beneficial Ownership of any Company Securities or that seeks to affect control of the Company or has the purpose of circumventing any provision of this Agreement;
(v)call, seek to call, or request the call of (publicly or otherwise), alone or in concert with others, any meeting of the Company’s shareholders, whether or not such a meeting is permitted by the Charter or Regulations, including a “town hall meeting”;
(vi)disclose publicly or privately, in a manner that would reasonably be expected to become public, any intent, purpose, plan, or proposal with respect to the Company, the Company Board, the Company’s management, business or corporate structure, policies, affairs, or any of its securities or assets;
(vii)act, seek, facilitate, persuade, or encourage, alone or in concert with others, any Person to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of Company Directors or otherwise with respect to the Company or seek, facilitate or encourage the appointment, election or removal of any Company Directors;
(viii)submit, participate in, or be the proponent of, or seek, or persuade or encourage any Person, to submit, any shareholder proposal to the Company (including any submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act);
(ix)deposit any Company Securities in any voting trust or similar arrangement or subject any Company Securities to any arrangement or agreement with respect to the voting thereof (including by granting any proxy, consent, or other authority to vote), other than any such trust, arrangement or agreement among the Company and its Affiliates;
(x)otherwise act, alone or in concert with others (including by providing financing for or other assistance to another Person), to seek or to offer to control or influence, in any manner, the Company Board or the Company’s management, governance, compensation programs, policies, strategies, strategic initiatives, or business or corporate structure; or
(xi)cause any Person to take any action that Investor or Investor’s Affiliates and their respective Authorized Representatives is prohibited from taking pursuant to this Section 2.1.
Notwithstanding anything in this Section 2.1 to the contrary, the restrictions set forth in this Section 2.1 will not (i) apply, solely to the extent necessary to facilitate a public or private proposal or transaction by Investor or any of its Affiliates that, if consummated, would result in a Change of Control (a “Permitted Transaction”), upon the earliest to occur of (y) the public announcement by the Company of its entry into a definitive agreement providing for a Change of Control or (z) the public announcement by a third Person of any tender, exchange or other offer or proposal the consummation of which would result in a Change of Control and as to which the Company has publicly recommended for such tender, exchange or other offer or proposal (as long as Investor has not violated this Section 2.1 and such violation has not caused such public announcement) (an, “Extraordinary Transaction”), provided, however, that if any of the transactions referred to in (y) or (z) terminates and the Company has not made a public announcement of its intent to solicit or engage in a transaction (or has announced its decision to discontinue pursuing such a transaction the consummation of which would result in a Change of Control), the restrictions contained in this Section 2.1 will again be applicable, (ii) restrict Investor or any of its Affiliates from engaging in discussions or negotiations regarding the acquisition of, or acquiring, whether by merger, consolidation or otherwise, any Person who Beneficially Owns Company Securities so long as the principal purpose of such acquisition is not to avoid the restrictions set forth in this Section 2.1, (iii) restrict Investor from enforcing or seeking to enforce any of its rights under this Agreement or (iv) restrict Investor or any of its Affiliates from (A) making any public or private statement or announcement regarding an Extraordinary Transaction, (B) making any disclosure required by applicable Law in respect of actions otherwise permitted by this Agreement or (C) submitting private proposals to the Company Board.
Section 2.2    Limitations on Ownership.
(a)Until the expiration of the Standstill Period, Investor (together with its Affiliates and any other Persons acting as a group together with Investor or any of its Affiliates) will not, directly or indirectly, Beneficially Own 20.0% or more of the then-outstanding Common Shares, excluding Common Shares received in connection with the redemption of any Acquired Preferred Shares (when taken together with any other Company Securities, other than the Acquired Preferred Shares) (as adjusted pursuant to Section 2.2(b), the “Ownership Cap”); provided, however, that the foregoing shall not restrict Investor or any of its Affiliates from engaging in discussions or negotiations regarding the acquisition of, or acquiring, whether by merger, consolidation or otherwise, any Person who Beneficially Owns Company Securities so long as the principal purpose of such acquisition is not to avoid the restrictions set forth in this Section 2.2. In the event that Investor acquires Beneficial Ownership of Common Shares in excess of the Ownership Cap (the “Excess Shares”), Investor will promptly divest the Common Shares in excess of the Ownership Cap (but in any event, within 30 Business Days of acquiring the Excess Shares) so that Investor no longer Beneficially Owns such Excess Shares.
(b)In the event that the Company effects a share repurchase program for its Common Shares or otherwise redeems, acquires, reclassifies, repurchases or takes similar actions with respect to its Common Shares that could result in Investor (together with its Affiliates and any other Persons acting as a group together with Investor or any of its Affiliates), directly or indirectly, Beneficially Owning Common Shares in excess of the Ownership Cap the Ownership Cap shall be increased proportionately, such that Investor shall not be required to sell or otherwise dispose of Beneficial Ownership of any Company Securities in connection with such share repurchase program, redemption, acquisition, repurchase or similar action.
ARTICLE III
VOTING RESTRICTIONS.
Section 3.1    Voting Restrictions. At each annual and special meeting of the shareholders of the Company (or at any adjournment or postponement thereof) held, or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought by or from the shareholders of the Company, in any case during the period beginning on the Effective Date and ending on the five year anniversary of the Effective Date (the “Voting Period”), Investor will, and will cause each of its Affiliates to, (a) cause all Common Shares Beneficially Owned by Investor and its Affiliates that they are entitled to vote at any meeting of shareholders to be present, in person or by proxy, at all meetings of the Company’s shareholders so that such Common Shares will be counted as present for purposes of determining the presence of a quorum of shareholders at such meeting and (b) subject to Section 3.2, unless otherwise agreed by the Parties, (i) cause 50% of the Common Shares Beneficially Owned by such Investor and its Affiliates that they are entitled to vote at any meeting of shareholders to be voted in accordance with the recommendations of the Company Board and (ii) cause the remaining 50% of the Common Shares Beneficially Owned by such Investor and its Affiliates that they are entitled to vote at any meeting of shareholders to be voted, at Investor’s election, either (A) in the same proportion as votes are cast by holders of Common Shares (other than the Company and its Affiliates) or (B) in accordance with the recommendations of the Company Board, including, in each case, with respect to the election of each member of any slate of Company Directors recommended by the Company Board.

Section 3.2    Change of Control Exception. During the Voting Period, if (a) the Company enters into a definitive agreement the consummation of which would result in a Change of Control, or (b) the Company Board recommends that the shareholders of the Company accept a tender offer that would, if consummated, constitute a Change of Control, the obligations of Investor and its Affiliates under Section 3.1 will not apply, solely to the extent related to the voting of Common Shares in respect of the definitive agreement, and any related matters.
ARTICLE IV
TRANSFER MATTERS
Section 4.1    Transfer Limitations.
(a)Investor will not, and will cause each of its Affiliates not to, directly or indirectly, in one or more transactions, sell, assign, transfer or otherwise encumber, whether pursuant to a loan, pledge or otherwise, through swap or hedging transactions or otherwise (each, a “Transfer”), without the written consent of the Company, any Common Shares to any Person or group of Persons who to the knowledge of Investor (after due inquiry) Beneficially Owns or, after giving effect to such Transfer, would Beneficially Own greater than 5.0% of the then-outstanding Common Shares, unless such Person or group of Persons is a Passive Holder and following such Transfer would not Beneficially Own in excess of 10% of the then-outstanding Common Shares.
(b)Notwithstanding anything to the contrary in the foregoing, this Section 4.1 will not prohibit Investor from transferring Common Shares (i) to any Affiliate of Investor (provided that (A) transferee agrees in writing to be bound by the terms and conditions of this Agreement and (B) any such transfer will not release, or be construed to release, Investor from its duties and obligations under this Agreement), (ii) pursuant to the terms of a Change of Control transaction, (iii) pursuant to a distribution of all or a portion of the Common Shares to the direct or indirect equityholders of Investor (so long as avoidance of the restrictions set forth in this Agreement is not a principal purpose of such distribution), (iv) with the prior written consent of the Company or (v) in one or more block trades effected through an offering of Registrable Securities pursuant to an exercise of the registration rights provided in Article V or pursuant to Rule 144 under the Securities Act on or after the Effective Date.
(c)Any attempt to transfer any Company Securities other than in accordance with this Agreement will be null and void and no right, title or interest in or to such Company Securities will be transferred to the purported transferee, buyer, assignee or encumbrance holder. The Company will not give, and will not permit the Company’s transfer agent to give, any effect to any such attempted transfer on its records.
Section 4.2    In-Kind Distributions. If Investor seeks to effectuate an in-kind distribution of all or part of its Company Securities to its direct or indirect equityholders the Company will reasonably cooperate with and assist Investor and the Company’s transfer agent to facilitate such in-kind distribution in the manner reasonably requested by Investor (including the delivery of instruction letters by the Company or its counsel to the Company’s transfer agent and the delivery of Common Shares without restrictive legends, to the extent no longer applicable).
Section 4.3    Lock-up Agreements. If requested by the managing underwriter or underwriters in an Underwritten Offering of Common Shares or other equity or equity-linked securities by the Company, and provided that all executive officers and directors of the Company are bound by similar agreements, Investor will, and will cause each of its Affiliates to, not effect any sale or distribution of Common Shares (except as part of such underwritten offering, if applicable), during the period commencing on the date of the request (which will be no earlier than seven days prior to the expected “pricing” of such offering) and continuing for not more than 90 days after the date of the prospectus relating to such offering (or final prospectus supplement if such offering is made pursuant to a shelf registration statement), pursuant to which such offering will be made, provided that in no event shall Investor be obligated to enter into a lock-

up agreement that is any more restrictive than such agreements agreed to by the Company, its directors and executive officers or the other shareholders of the Company participating in such offering; provided, further, that the Company, its directors, executive officers or other shareholders shall not be released from any such lock-up agreement unless Investor is similarly released. In the event that a managing underwriter or underwriters requests that Investor and any of its Affiliates not make sales or distributions pursuant to this Section 4.3, Investor will, and will cause each of its Affiliates to, enter into a written agreement memorializing such obligations, which agreement will otherwise be on customary terms, provided that all executive officers and directors of the Company have entered into similar agreements.
Section 4.4    Legends. Each certificate or instrument representing any Shares will be stamped or otherwise imprinted with a legend substantially in the following form:
THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SHARES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS AND ANY APPLICABLE LOCAL LAWS AND REGULATIONS OR, IN THE OPINION OF LEGAL COUNSEL IN FORM AND SUBSTANCE AND FROM COUNSEL SATISFACTORY TO THE ISSUER OF SUCH SHARES, SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF AN INVESTOR RIGHTS AGREEMENT BETWEEN THE COMPANY AND THE SHAREHOLDER. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.
Investor consents to the Company making a notation in its records and giving instructions to its transfer agent in order to implement the restrictions on Transfer set forth in this Article IV.
ARTICLE V
REGISTRATION RIGHTS
Section 5.1    Shelf Registration Rights.
(a)At any time after (i) the three-month anniversary of the Effective Date with respect to 50% of the then-outstanding Registrable Securities and (ii) the six-month anniversary of the Effective Date with respect to all of the then-outstanding Registrable Securities, upon the written request of Investor, the Company will file a registration statement on Form S-3, which, if available to the Company, will be an automatically effective Form S-3, or, in the event Form S-3 is unavailable to the Company, Form S-1 or other then-available form (the “Registration Statement”), in each case, as promptly as practicable, providing for the offer and resale from time to time of all of the then-outstanding Registrable Securities in compliance with SEC Rule 415, including the prospectus forming part of the Registration Statement. The Registration Statement will cover the resale on a continuous basis pursuant to SEC Rule 415 of all Registrable Securities outstanding from time to time. Investor and its counsel will have a reasonable opportunity to review and comment upon the Registration Statement or any amendment thereto and any related prospectus prior to its filing with the SEC. The Registration Statement (including any amendments or supplements thereto and prospectuses contained therein) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Registration Statement will register only the Registrable Securities and no other securities of the Company.
(b)Notwithstanding the foregoing obligations, the Company may, upon written notice to Investor, for a reasonable period of time, not to exceed 60 days in the case of clauses (i) and (ii) below,

or 45 days in the case of clause (iii) below (each, a “Blackout Period”), delay the filing of the Registration Statement or a request for acceleration of the effective date, or suspend the effectiveness of the Registration Statement, in the event that (i) the Company is engaged in any activity or transaction or preparations or negotiations for any activity or transaction that the Company desires to keep confidential for business reasons, if the Company determines in good faith that the public disclosure requirements imposed on the Company under the Securities Act in connection with the Registration Statement would require at that time disclosure of such activity, transaction, preparations or negotiations and such disclosure could result in material harm to the Company or its business transactions or activities, (ii) the Company does not yet have appropriate financial statements of any acquired or to be acquired entities necessary for filing, or (iii) any other event occurs that makes any statement of a material fact made in the Registration Statement, including any document incorporated by reference therein, untrue or that requires the making of any additions or changes in the Registration Statement in order to make the statements therein not misleading; provided, however, that in the case of a Blackout Period pursuant to clause (i) above, the Blackout Period will terminate upon the earlier of such 60-day period or the completion, resolution or public announcement of the relevant transaction or event. If the Company suspends the effectiveness of the Registration Statement pursuant to this section, the Company will, as promptly as reasonably practicable following the termination of the circumstance which entitled the Company to do so, take such actions as may be necessary to reinstate the effectiveness of the Registration Statement and give written notice to Investor authorizing Investor to resume offerings and sales pursuant to the Registration Statement. If as a result thereof the prospectus included in the Registration Statement has been amended or supplemented to comply with the requirements of the Securities Act, the Company will enclose such revised prospectus with the notice to Investor given pursuant to this Section 5.1. The Company will be entitled to exercise its rights under this Section 5.1(b) not more than once in any six-month period; provided, however, that the aggregate number of days of all Blackout Periods hereunder will not exceed 75 days in any 12-month period. After the expiration of any Blackout Period and without further request from Investor, the Company will effect the filing (or if required amendment or supplement) of the Registration Statement, or the filing of other documents, as necessary to allow Investor to resell the Registrable Securities as set forth herein.
Section 5.2    Piggyback Registrations.
(a)Participation. If the Company at any time proposes to file a registration statement under the Securities Act with respect to any offering of Common Shares for its own account or for the account of any other Persons (other than (i) a Registration under Section 5.1, (ii) a Registration on Form S‑4 or S‑8 or any successor form to such Forms, (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company pursuant to any employee stock plan or other employee benefit plan arrangement), (iv) a Registration of Common Shares pursuant to a dividend reinvestment or stock purchase plan or (v) a Registration of Common Shares in connection with an offering the proceeds of which will be used to redeem any Acquired Preferred Shares) (an “Issuer Public Sale”), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of public filing of such registration statement, provided that the Company shall not be required to deliver such notice prior to a confidential submission or non-public filing of any registration statement with the SEC), the Company shall give written notice of such proposed filing to Investor, and such notice shall offer Investor the opportunity to Register under such registration statement such number of Registrable Securities as Investor may request in writing (a “Piggyback Registration”). Subject to Section 5.3(b), the Company shall include in such registration statement all such Registrable Securities that are requested to be included therein within five (5) Business Days after the receipt by Investor of any such notice; provided, that if at any time after giving written notice of its intention to Register any securities and prior to the effective date of the registration statement filed in connection with such Registration, the Company shall determine for any reason not to Register or to delay Registration of such securities, the Company shall give written notice of such determination to Investor, and, thereupon, (i) in the case of a determination not to Register, shall be relieved of its obligation to Register any Registrable Securities in connection with such Registration (but not from its obligation to pay the Registration Expenses (as defined below) in connection therewith), and (ii) in the case of a determination to delay

Registering, shall be permitted to delay Registering any Registrable Securities, for the same period as the delay in Registering such other securities. If the offering pursuant to such registration statement is to be an Underwritten Offering (other than an underwritten offering of Common Shares the proceeds of which will be used to redeem any Acquired Preferred Shares), then Investor and the Company shall make such arrangements with the managing underwriter or underwriters so that Investor may participate in such Underwritten Offering.
(b)Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed Underwritten Offering included in a Piggyback Registration informs the Company and Investor in writing that, in its or their opinion, the number of Common Shares which Investor and any other Persons intend to include in such offering exceeds the number which can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the Common Shares offered or the market for the Common Shares offered, then the Common Shares to be included in such Underwritten Offering shall be (i) first, 100% of the Common Shares proposed to be sold in such Underwritten Offering by the Company and (ii) second, the Registrable Securities Investor has requested to include in such Underwritten Offering, and (iii) third, and only if all of Common Shares referred to in clause (ii) have been included in such Underwritten Offering, any other securities eligible for inclusion in such Underwritten Offering.
(c)Withdrawal. Investor shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw; provided, that (i) such request must be made in writing prior to the effectiveness of such Registration Statement and (ii) such withdrawal shall be irrevocable and, after making such withdrawal, Investor shall no longer have any right to include Registrable Securities in the Piggyback Registration as to which such withdrawal was made.
Section 5.3    Obligations of the Company. The Company will:
(a)use its commercially reasonable efforts to ensure that registration on Form S-3 remains available to the Company for any period during which Investor or Investor’s Affiliates holds any Registrable Securities;
(b)upon request to file the Registration Statement, use its commercially reasonable efforts to file such Registration Statement within sixty (60) days in the case the Company is not eligible to use Form S-3 or forty-five (45) days in the case the Company is eligible to use Form S-3;
(c)use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act as soon as practicable after filing and in no event later than 90 days after it is filed with the SEC;
(d)use its commercially reasonable efforts to keep the Registration Statement continuously effective until such time that all Registrable Securities covered by the Registration Statement are no longer Registrable Securities (the “Registration Period”);
(e)furnish to Investor such number of copies of any prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as Investor may reasonably request in order to facilitate the disposition of Registrable Securities from time to time;
(f)promptly following its knowledge thereof, notify Investor:
(i)of the time when the Registration Statement has been declared effective or when a supplement or amendment to any prospectus forming a part of such Registration Statement has been filed (other than any deemed amendment of the Registration Statement by means of a document filed by the Company under the Exchange Act);

(ii)after the Registration Statement becomes effective, of any request by the SEC that the Company amend or supplement the Registration Statement or prospectus forming a part of the Registration Statement or for additional information; and
(iii)of the issuance by the SEC or any other Governmental Entity of any stop order suspending the effectiveness of the Registration Statement or the initiation of any Proceeding for such purpose; provided that the Company will use its commercially reasonable efforts to prevent the issuance of any stop order or other suspension of effectiveness of the Registration Statement, or the suspension of the qualification of any Registrable Securities for sale in any jurisdiction and, if such an order or suspension is issued, to obtain the withdrawal of such order or suspension at the earliest practical time;
(g)use its commercially reasonable efforts to (i) register and qualify the Registrable Securities covered by the Registration Statement under the securities or “blue sky” Laws of such jurisdictions within the United States as will be reasonably requested by Investor, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Registration Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Registration Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Registrable Securities for sale in such jurisdictions; provided that the Company will not be required in connection therewith or as a condition thereto to qualify to do business or otherwise become subject to taxation or service of process in suits in any such jurisdictions where it is not already so qualified or subject. The Company will promptly notify Investor in writing of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Registrable Securities for sale under the securities or “blue sky” Laws of any jurisdiction in the United States or its receipt of actual notice of the initiation or threat of any Proceeding for such purpose;
(h)in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;
(i)(i) use its commercially reasonable efforts to cause all the Registrable Securities covered by the Registration Statement to be listed on each national securities exchange or trading system on which the Common Shares are then listed and (ii) pay all associated fees and expenses with such listing;
(j)provide a transfer agent and registrar for all Registrable Securities and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;
(k)promptly make available for inspection by Investor or its Authorized Representatives all financial and other records, pertinent corporate documents and properties of the Company during normal business hours at the offices where such information is typically kept, and cause the Company’s officers, directors, employees and independent accountants to supply all information reasonably requested by Investor or any such Authorized Representative, in each case, as reasonably necessary or advisable to verify the accuracy of the information in the Registration Statement and to conduct appropriate due diligence in connection therewith as is customary for similar due diligence examinations, provided, that, any Confidential Information will be kept confidential by Investor or any such Authorized Representative;
(l)in connection with any Underwritten Offering, use commercially reasonable best efforts to obtain (A) opinions of counsel for the Company, covering the matters customarily covered in opinions requested in underwritten offerings such other matters as may reasonable be requested and (B) “comfort” letters and updates thereof (or, in the case of any such Person which does not satisfy the conditions for receipt of a “comfort” letter specified in Statement on Auditing Standards No. 72, an “agreed upon procedures” letter) signed by the independent public accountants who have certified the Company’s financial statements and, to the extent required, any other financial statements included in the applicable registration statement, covering the matters customarily covered in “comfort” letters in connection with underwritten offerings;
(m)promptly, including upon notice of the intention of Investor to sell all or part of its Registrable Securities in an Underwritten Offering (i) incorporate in one or more prospectus supplements or post-effective amendments to the Registration Statement such information as Investor reasonably believes is required by the Securities Act to be included therein relating to the any proposed offer and sale and distribution of Registrable Securities, including information with respect to the number of Registrable Securities being sold from time to time, the purchase price being paid therefor and any other terms of any offering of Registrable Securities; and (ii) make all required filings of any such prospectus supplement or post-effective amendment after being notified intention of Investor to sell, any such sale or otherwise of any of the matters to be incorporated in such prospectus supplement or post-effective amendment;
(n)use its commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities in the United States as may be necessary to consummate the disposition of such Registrable Securities; and
(o)take all other reasonable actions as necessary and reasonably requested by Investor to expedite and facilitate disposition by Investor from time to time of Registrable Securities pursuant to the Registration Statement, including by one or more Underwritten Offerings.
Section 5.4    Obligations of Investor. Investor will:
(a)furnish to the Company such information regarding Investor and its plan and method of distribution of such Registrable Securities as the Company may, on advice of counsel, reasonably determine is required by applicable Law, including information required by Item 507 of Regulation S-K promulgated under the Securities Act. The Company will notify Investor in writing of any such information that the Company reasonably requires from Investor, and Investor will furnish such required information to the Company as promptly as practical after being notified by the Company, provided that, any information that is designated in writing by Investor, in good faith, as confidential at the time of delivery of such information will be kept confidential by the Company and will not be disclosed except to the Company’s counsel, for purposes of determining whether applicable Law requires such information to be disclosed in the Registration Statement;
(b)upon receipt of any notice from the Company of the occurrence of any event of the type described in Sections 5.2(f)(ii) or 5.2(f)(iii), discontinue disposition of Registrable Securities covered by the Registration Statement and suspend use of the Registration Statement or prospectus forming a part of the Registration Statement until the Company has provided an amendment or supplement to the Registration Statement or prospectus or the Company has advised that the use of the Registration Statement or prospectus may be resumed;
(c)upon receipt of any notice from the Company of a Blackout Period, discontinue disposition of Registrable Securities covered by the Registration Statement and suspend use of the Registration Statement or prospectus forming a part of the Registration Statement until the Company has provided an amendment or supplement to the Registration Statement or prospectus or the Company has advised that the use of the Registration Statement or prospectus may be resumed, and
(d)in the event of any underwritten public offering of Registrable Securities, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering.

Section 5.5    Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to this Article V, including all registration, filing, listing and qualification fees, printers’ and accounting fees, and fees and disbursements of counsel for the Company, will be borne and paid by the Company (such expenses, the “Registration Expenses”); provided, however, that the Company will not be required to pay for any expenses of any registration process begun pursuant to Section 5.1 if the registration request is subsequently withdrawn at the request of Investor and Investor will reimburse the Company for any such reasonable out-of-pocket expenses already paid by the Company. All Selling Expenses relating to Registrable Securities registered pursuant to this Article V will be borne and paid by Investor.
Section 5.6    Indemnification. If any Registrable Securities are included in the Registration Statement under this Article V:
(a)To the extent permitted by applicable Law, the Company will indemnify and hold harmless Investor, its Affiliates, and its Authorized Representatives from and against any Damages, and the Company will reimburse Investor and its Authorized Representatives for any legal or other expenses reasonably incurred thereby in connection with investigating or defending any Proceeding from which Damages may result; provided, however, that the indemnity agreement contained in this Section 5.6(a) will not apply to amounts paid in settlement of any such Proceeding if such settlement is effected without the consent of the Company, which consent will not be unreasonably withheld, nor will the Company be liable for any Damages to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Investor expressly for use in connection with the Registration Statement.
(b)To the extent permitted by applicable Law, Investor will indemnify and hold harmless the Company, its Affiliates and its Authorized Representatives against any Damages, and Investor will reimburse the Company and its Authorized Representatives for any legal or other expenses reasonably incurred thereby in connection with investigating or defending any Proceeding from which Damages may result, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of Investor expressly for use in connection with the Registration Statement; provided, however, that the indemnity agreement contained in this Section 5.6(b) will not apply to amounts paid in settlement of any such Proceeding if such settlement is effected without the consent of Investor, which consent will not be unreasonably withheld; and provided further that in no event will the aggregate amounts payable by Investor by way of indemnity or contribution under this Section 5.6(b) exceed the proceeds from the offering received by Investor (net of any underwriting discounts and commissions paid by Investor), except in the case of fraud or willful misconduct by Investor.
(c)Promptly after receipt by an indemnified party under this Section 5.6 of notice of the commencement of any Proceeding (including any Proceeding by a Governmental Entity) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying Party under this Section 5.6, give the indemnifying Party notice of the commencement thereof. In case any such Proceeding is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying Party, the indemnifying Party will be entitled to participate in, and, to the extent that it will elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel selected by the indemnifying Party that is reasonably satisfactory to such indemnified party; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) will have the right to retain separate counsel, with the fees and expenses to be paid by the indemnifying Party, if representation of such indemnified party by the counsel retained by the indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such Proceeding. Upon receipt of notice from the indemnifying Party to such indemnified party of such indemnifying Party’s election so to assume the defense of such Proceeding and approval by the indemnified party of counsel, the indemnifying Party will not be liable to such indemnified party under this Section 5.6 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless the indemnified party will have employed separate counsel in accordance with the preceding sentence. The failure to give notice to the indemnifying Party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 5.6, except to the extent that the indemnifying Party would be materially prejudiced as a proximate result of such failure to notify. Without the prior written consent of the indemnified party, no indemnifying Party may effect any settlement of any pending or threatened Proceeding unless such settlement includes an unconditional release of such indemnified party from all liability arising out of such proceeding.
Section 5.7    Reports Under Exchange Act by the Company. With a view to making available to Investor the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit Investor to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3 or Form S-1, the Company will:
(a)make and keep available adequate current public information, as those terms are understood and defined in SEC Rule 144;
(b)use commercially reasonable efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;
(c)furnish upon request to Investor (i) to the extent accurate, a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Securities Act, and the Exchange Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3; and (ii) such other information as may be reasonably requested in availing Investor of any rule or regulation of the SEC that permits the selling of any such securities without registration; and
(d)take such additional action as is reasonably requested by Investor to enable Investor to sell the Registrable Securities pursuant to SEC Rule 144, including delivering all such legal opinions, consents, certificates, resolutions and instructions to the Company’s transfer agent as may be reasonably requested from time to time by Investor and otherwise fully cooperate with Investor and Investor’s broker to effect such sale of securities pursuant to SEC Rule 144.
Section 5.8    Restrictive Legends. Upon the reasonable request of Investor, in connection with any sale of Registrable Securities pursuant to the Registration Statement or pursuant to SEC Rule 144, the Company will cooperate with Investor to facilitate the timely preparation and delivery of the Registrable Securities to be delivered to a transferee free of all restrictive legends.
ARTICLE VI
PREFERRED SHARES
Section 6.1    Redemption of Preferred Shares. The Company will not be permitted to exercise its right to redeem the Acquired Preferred Shares in accordance with the Charter until the 180th day after the Effective Date. Upon notice to Investor of any redemption of the Acquired Preferred Shares pursuant to which the Company will issue Common Shares to Investor to pay the redemption price, the Company will, to the extent required, use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable Law so as to permit consummation of such redemption, including, if required, calling a meeting of its shareholders and recommending that they vote to approve (i) any issuance of Common Shares required in connection with such redemption and (ii) the acquisition of such Common Shares by Investor under Section 1701.831 of the Ohio Revised Code.

ARTICLE VII
MISCELLANEOUS
Section 7.1    Representations and Warranties. Each Party hereby represents and warrants to the other Party, as of the Effective Date, as follows:
(a)Authority; Enforceability. Such Party has all necessary organizational power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance by such Party of this Agreement have been duly authorized and approved by all requisite organizational action on the part of such Party and no other organizational action on the part of such Party is necessary to authorize the execution, delivery and performance by such Party of this Agreement. This Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by the other Party) constitutes legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity.
(b)No Conflict. The execution, delivery and performance by such Party of this Agreement do not and will not: (i) violate or conflict with the organizational documents of such Party; (ii) violate or conflict with any Laws applicable to such Party; or (iii) require any consent, approval, waiver, or authorization to be obtained by such Party from any Person (including any Governmental Entity) that has not been obtained prior to the Effective Date.
(c)Absence of Litigation. There is no Proceeding pending or, to the knowledge of such Party, threatened against such Party, nor is there any Proceeding pending in which such Party is the plaintiff or claimant, that, if determined adversely to such Party, would, or would reasonably be expected to, prevent or materially impair or delay the ability of such Party to perform its obligations under this Agreement.
Section 7.2    Termination. This Agreement will automatically terminate with respect to (x) Investor at such time as Investor, together with its Affiliates, or (y) any assignee of Investor pursuant to Section 7.7, together with such assignee’s Affiliates, no longer Beneficially Owns at least 5.0% of the Common Shares. Upon such termination, neither the Company nor Investor will have any further obligations or liabilities to each other hereunder; provided that (a) Article II, Article III, this Article VII and all applicable defined terms provided herein will survive termination of this Agreement in accordance with their respective terms and (b) such termination will not relieve any Party from liability for any breach of this Agreement prior to such termination.
Section 7.3    Confidentiality.
(a)Investor will be required to keep confidential all Confidential Information, provided, however, that Investor may, subject to and in compliance with applicable securities Laws, provide Confidential Information to any of its Affiliates or Authorized Representatives to the extent reasonably necessary (and to the extent such Person reasonably needs to know such information) in connection with Investor’s investment in the Company; provided, however, that Investor will cause any such recipient to agree to comply, and to comply, with the provisions of this Section 7.3 applicable to Investor, it being understood that Investor will be responsible for any breach of the provisions hereof by such recipient. Notwithstanding the foregoing, Investor, its Affiliates and any director, officer or employee of Investor or any of its Affiliates who receives Confidential Information may disclose any such Confidential Information to the extent required by applicable Law; provided, that, to the extent practicable and legally permissible, the disclosing Party (i) gives the Company reasonable notice of any such requirement so that the Company may seek appropriate protective measures (at the Company’s sole cost) and (ii) reasonably cooperates with the Company (to the extent requested by the Company and at the Company’s sole cost) in attempting to obtain such protective measures.

(b)Investor acknowledges that it is aware, and will advise any of its Affiliates who receive Confidential Information pursuant to this Section 7.3 or otherwise, that applicable securities Laws prohibit any Person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other Person unless in compliance with such Laws.
Section 7.4    Reports Under Exchange Act by Investor and Investor Affiliates. Investor acknowledges and agrees that Investor and each of its Affiliates will be solely responsible for any required filings under Sections 13 and 16 of the Exchange Act in connection with any acquisition or disposition of Equity Securities, provided that the Company shall cooperate in providing Investor any information required in connection with its filings under Sections 13 and 16 of the Exchange Act. Investor will provide the Company with a copy of any such filing promptly following such filing being submitted to the SEC.
Section 7.5    Notice. All notices and other communications under or in connection with this Agreement will be in writing and will be deemed given (a) if delivered personally, upon delivery, (b) if delivered by overnight courier, one Business Day after being deposited with such overnight courier, (c) if delivered by registered or certified mail (postage pre-paid, return receipt requested), five Business Days after being mailed, or (d) if given by electronic mail or facsimile (with acknowledgement of receipt by the receiving Party upon delivery), in each case, to the Parties at the following addresses:

If to the Company, to:	Cleveland-Cliffs Inc.
200 Public Square, Suite 3300 Cleveland, Ohio 44114-2315
Attention: James Graham, Executive Vice President, Chief Legal Officer & Secretary
Facsimile: 216-694-4880
Email: James.Graham@clevelandcliffs.com

with a copy to (which will not constitute notice):	Jones Day 250 Vesey Street New York, New York 10281-1047 Attention: James P. Dougherty and Benjamin L. Stulberg Facsimile: 212-755-7306 Email: jpdougherty@jonesday.com; blstulberg@jonesday.com

If to Investor:	ArcelorMittal S.A. 24-26 boulevard d’Avranches 1160 Luxembourg Attention: General Counsel Email: Anne.vanYsendyck@arcelormittal.com; Henk.Scheffer@arcelormittal.com

with a copy to (which will not constitute notice):	Cleary Gottlieb Steen & Hamilton LLP Attention: Paul J. Shim and James E. Langston Facsimile: 212-225-3999 Email: pshim@cgsh.com; jlangston@cgsh.com
Either Party may at any time change the address to which notices may be sent under this Section 7.5 by the giving of notice of such to the other Party in the manner set forth herein.

Section 7.6    Amendments; No Waivers.
(a)This Agreement may not be amended, supplemented or changed, and no provision hereof may be waived, except by an instrument in writing signed by the Parties.
(b)No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement will not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure or delay by any Party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
Section 7.7    Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. No Party may assign (by operation of Law, sale of substantially all of the assets of a Party or otherwise), delegate or otherwise transfer any of its rights, interests or obligations under this Agreement without the written consent of the other Party, and any such purported assignment, delegation or transfer by any Party without such consent will be null and void.
Section 7.8    Governing Law.
(a)This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be governed by and construed in accordance with the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
(b)The Parties hereby irrevocably submit to the exclusive personal jurisdiction of the United States District Court for the Southern District of New York or, to the extent such court does not have subject matter jurisdiction, any New York State court sitting in the Borough of Manhattan of the City of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement, or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties irrevocably agree that all claims relating to such action, proceeding or transactions shall be heard and determined in such a New York State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
Section 7.9    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY, WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTIONS WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE.

Section 7.10    Entire Agreement. This Agreement, together with the Transaction Agreement and the transaction documents contemplated thereby and the schedules, exhibits and other attachments thereto, constitutes the entire agreement among the Parties with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, among the Parties with respect to such subject matter.
Section 7.11    Severability. If any term or provision of this Agreement or the application thereof to any circumstance will, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision will be, solely as to such jurisdiction, modified or eliminated to the minimum extent necessary to achieve, to the extent possible, the purpose of such term or provision, without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.
Section 7.12    Third Party Rights. This Agreement will be for the sole and exclusive benefits of the Parties, and nothing expressed or implied in this Agreement is intended, nor will be construed, to confer upon or give any Person other than the Parties any rights under or by reason of this Agreement.
Section 7.13    Specific Performance. The Parties each acknowledge and agree that they would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any breach of this Agreement by the other Parties could not be adequately compensated in all cases by monetary damages alone. Accordingly, the Parties each agree that, in addition to any other right or remedy to which a non-breaching Party may be entitled at law or in equity, such non-breaching Party will be entitled to enforce any provision of this Agreement by a decree of specific performance and to obtain temporary, preliminary, and permanent injunctive relief to prevent breaches or threatened breaches, without posting any bond or giving any other undertaking.
Section 7.14    Counterparts. This Agreement may be executed in any number of counterparts, including electronically transmitted counterparts, each of which will be deemed an original, but all such counterparts together will constitute but one and the same agreement.
[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each of the Parties has duly executed this Agreement, or has caused this Agreement to be duly executed on its behalf by a representative duly authorized, all as of the date first above set forth.

COMPANY Cleveland-Cliffs Inc.
By:	/s/ James D. Graham
Name:	James D. Graham
Title:	Executive Vice President, Chief Legal Officer & Secretary
INVESTOR ArcelorMittal S.A.
By:	/s/ Genuino M. Christino
Name:	Genuino M. Christino
Title:	Vice President - Group Head of Finance

By:	/s/ Anne van Ysendyck
Name:	Anne van Ysendyck
Title:	Vice President - Group Head of Legal

[Signature Page to Investor Rights Agreement]

Appendix A

Lakshmi Mittal
Aditya Mittal